Exhibit (a)(1)(Y)

XETA Technologies

Stock Option Exchange Program

Election Confirmation

(Paper Version)

XETA has received your paper Election Form which shows you have made the following selections:

Confirmation #: 0000000000

Date: [Month] [Day] 2009 00:00    m

NAME

ADD

CITY, STATE ZIP

Selected	Plan under which Eligible Options	Grant	Exercise	# of Eligible	Status of Eligible Options		Expiration
Option	were Granted	Date	Price	Options	Vested	Unvested	Date
Exchange	TEST123	0000-00-00	$0.00	000	0	0	0000-00-00
Do Not Exchange	TEST134	0000-00-00	$0.00	000	0	0	0000-00-00

You may withdraw this election any time by using a paper Notice of Withdrawal form.  To do so, complete, sign and submit the paper Notice of Withdrawal by facsimile to Kim Hodge at (918)588-4802, or by U.S. mail or courier addressed to XETA Technologies, Inc., Attention: Stock Option Exchange Program, 1814 W. Tacoma Street Broken Arrow, Oklahoma 74012.   We must receive the Notice of Withdrawal before expiration of the Exchange Program for it to be effective.  You may NOT withdraw a paper Election Form through the Exchange Program intranet website.

Please note that our receipt of your Election Form is not by itself an acceptance of your Eligible Option for exchange.  We will be deemed to have accepted your Eligible Option for exchange when we have determined that the Eligible Option was validly tendered and not properly withdrawn, and we give you written notice that we have accepted such Eligible Option for exchange.  Such notice may be made by email or other method of communication at our discretion.

The last Election Form properly submitted by you and received by us prior to the Exchange Program deadline will prevail.